Exhibit 10.2
EMPLOYMENT AGREEMENT
Amended and Restated as of November 11, 2008
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 11, 2008 (the “Effective Date”) by and between K-TRON INTERNATIONAL, INC., a New Jersey corporation (“K-Tron”), and KEVIN C. BOWEN (the “Employee”).
     K-Tron and the Employee are parties to an Employment Agreement dated January 1, 1992 (the “Existing Agreement”), which provides for the Employee’s employment by K-Tron or another member of the K-Tron Group (K-Tron and its subsidiaries as they may exist from time to time are collectively referred to herein as the “K-Tron Group” and each is sometimes individually referred to herein as a “member” of the K-Tron Group), upon the terms and conditions therein set forth.
     K-Tron and the Employee desire to amend the Existing Agreement in various respects, including to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that the Existing Agreement is amended and restated as follows:
     1. Employment. K-Tron agrees that either K-Tron or another member of the K-Tron Group will employ the Employee, and the Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms, conditions and other provisions hereinafter set forth.
          1.1 Employment Term. The employment term under the Existing Agreement commenced on January 1, 1992. The “Employment Term” under this Agreement commences on the Effective Date and shall continue until terminated in accordance with Section 8 hereof.
          1.2 Duties and Responsibilities. During the Employment Term, the Employee shall be employed by K-Tron or another member of the K-Tron Group, as determined by K-Tron, and he shall perform all duties and accept all responsibilities incidental to any position in which he shall be so employed or as may be assigned to him by the Board of Directors of K-Tron (the “K-Tron Board”) or its chief executive officer and shall cooperate fully with the K-Tron Board and K-Tron’s chief executive officer. If the Employee is employed by another member of the K-Tron Group, the foregoing reference to the K-Tron Board and to K-Tron’s chief executive officer shall also be deemed to include the board of directors and chief executive officer of such other member.
          1.3 Extent of Service. During the Employment Term, the Employee shall use his reasonable best efforts in the business of the member of the K-Tron Group by which he is employed, and he shall devote substantially his full time, attention and energy to the business of the member of the K-Tron Group by which he is employed and to the performance of his services and the discharge of his duties and responsibilities hereunder. Except as provided in Section 5 hereof, the foregoing shall not be construed as preventing the Employee from making investments in other businesses or enterprises or from being engaged in civic or charitable affairs, provided that the Employee agrees not to become engaged in any other activity which may interfere with his ability to discharge his duties and responsibilities hereunder to K-Tron or another member of the K-Tron Group. The Employee further agrees not to work on either a part time or independent contractual basis for any other business or enterprise during the Employment Term without the prior written approval of the K-Tron Board.
     1.4 Compensation and Benefits.
          (a) For all the services rendered during the Employment Term by the Employee hereunder as an employee of a member of the K-Tron Group, such member of the K-Tron Group by which he is employed shall pay the Employee a base salary (“Base Salary”) at an annual rate not less than the rate in effect on the Effective Date, which shall be payable in installments at such times as such member of the K-Tron Group customarily pays its other senior level executives (but in no event less often than monthly). Such Base Salary may be increased from time to time during the Employment Term in the sole discretion of the K-Tron Board or any duly authorized committee thereof, and any such increased salary shall thereafter be the Employee’s new Base Salary for all purposes of this Agreement. Notwithstanding the foregoing, either the K-Tron Board or K-Tron’s chief executive officer, or the board of directors or chief executive officer of any other member of the K-Tron Group employing the Employee, shall have the right at any time or times to reduce the Employee’s Base Salary if such reduction is generally being made for other officers of K-Tron or of other members of the K-Tron Group holding comparable positions. The Employee shall also be entitled to receive bonus payments in the sole discretion of the K-Tron Board or any duly authorized committee thereof.
          (b) In addition to such annual salary and bonus payments (if any), the Employee shall be entitled to a car allowance (“Car Allowance”) of not less than $12,000 annually, which shall be earned in bi-weekly installments. The Employee shall also be entitled to annual paid vacation of five weeks per year, and he shall also be entitled to participate in such employee benefit plans of K-Tron as may exist from time to time on the same basis as other senior level executives of K-Tron.
     2. Reimbursement of Expenses. The member of the K-Tron Group employing the Employee shall reimburse the Employee for all ordinary and necessary out-of-pocket business expenses incurred by him in connection with the discharge of his duties and responsibilities hereunder during the Employment Term in accordance with such company’s expense approval procedures then in effect and upon presentation to such company by the Employee of an itemized account and written proof of such expenses.
     3. Developments. The Employee shall disclose fully, promptly and in writing to K-Tron or to any other member of the K-Tron Group by which he is employed any and all inventions, discoveries, improvements, modifications and the like, whether patentable or not, which he conceives, makes or develops, solely or jointly with others, while employed by K-Tron or another member of the K-Tron Group and which (a) relate to the business, work or activities of any member of the K-Tron Group or (b) result from or are suggested by the carrying out of his duties hereunder, or from or by any information which he may receive while employed by K-Tron or another member of the K-Tron Group. The Employee hereby assigns, transfers and conveys to K-Tron or its designee all of his right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and the like and agrees to take all such actions as may be requested by K-Tron at any time with respect to any such invention, discovery, improvement, modification or the like to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of K-Tron, the Employee shall execute and deliver to K-Tron, or to another member of the K-Tron Group designated by K-Tron, any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for K-Tron, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable K-Tron or such other member of the K-Tron Group to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or the like or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. K-Tron or such other member of the K-Tron Group shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section 3.
     4. Confidential Information. The Employee acknowledges that, by reason of his employment by K-Tron or another member of the K-Tron Group, he will have access to confidential information of the K-Tron Group, including, without limitation, information and knowledge pertaining to business strategies, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, customer and client lists and relationships between members of the K-Tron Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with such members (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of K-Tron and the other members of the K-Tron Group and covenants that, both during and after the Employment Term, he will not disclose any such Confidential Information to any person (except as his duties as an employee of K-Tron or another member of the K-Tron Group may require) without the prior written authorization of the K-Tron Board. The obligation of confidentiality imposed by this Section 4 shall not apply to information which appears in issued patents or printed publications, which otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement or which is required to be disclosed by court order or applicable law.
     5. Non-Competition. During (a) the Employment Term and (b) for one year thereafter only in the event that such Employment Term is terminated under any of Section 8.1 (Voluntary Resignation), 8.2 (Partial or Total Disability) or 8.4 (Cause) hereof, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the K-Tron Board, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing feeding, pneumatic conveying or size reduction equipment, or in any other business then engaged in by K-Tron or any other member of the K-Tron Group, within (x) any state of the United States or the District of Columbia or (y) any other country in which K-Tron or any other member of the K-Tron Group has engaged in any such business within the prior year or is about to engage in any such business; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by the Employee of not more than 1% of the equity of any entity which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.
     6. No Solicitation. During (a) the Employment Term and (b) for one year thereafter only in the event that such Employment Term is terminated under any of Section 8.1 (Voluntary Resignation), 8.2 (Partial or Total Disability) or 8.4 (Cause) hereof, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the K-Tron Board, (x) call on or solicit, either directly or indirectly, any person, firm, corporation or other entity who or which is, or within two years prior thereto had been, a customer of any member of the K-Tron Group, with respect to any matters involving the designing, engineering, manufacturing, marketing, selling or distributing of feeding, pneumatic conveying or size reduction equipment or involving any other business then engaged in by any member of the K-Tron Group, or (y) knowingly solicit for employment any person who is an employee of any member of the K-Tron Group (or who was such an employee within six months prior to any such termination).
     7. Equitable Relief.
          7.1 The Employee acknowledges that the restrictions contained in Sections 3, 4, 5 and 6 hereof are, in view of the nature of the business of K-Tron and the other members of the K-Tron Group, reasonable and necessary to protect the legitimate interests of the K-Tron Group, that K-Tron would not have entered into this Agreement in the absence of such restrictions, that the business of the K-Tron Group is international in scope and that any violation of any provision of those Sections could result in irreparable injury to K-Tron and the other members of the K-Tron Group.
          7.2 The Employee agrees that in the event of any violation of the restrictions referred to in Section 7.1 above, K-Tron and any other member of the K-Tron Group shall be entitled to preliminary and permanent injunctive relief, without the necessity of posting a bond or proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which K-Tron or any other member of the K-Tron Group may be entitled.
          7.3 The Employee irrevocably and unconditionally agrees that in the event of any violation of the restrictions referred to in Section 7.1 above, an action may be commenced for preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Gloucester or Camden County, New Jersey or in any other court of competent jurisdiction. The Employee hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The Employee agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 13 hereof and that all pleadings, notices and other papers may be served upon him in the same manner.
          7.4 The non-competition and non-solicitation provisions of Sections 5 and 6 above shall be extended by any time period during which the Employee is in violation of any such provisions.
          7.5 The Employee may provide, and any member of the K-Tron Group may similarly provide, a copy of Sections 3, 4, 5 and 6 of this Agreement to any business or enterprise (a) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (b) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Sections 5 and 6 of this Agreement after expiration of the time periods set forth therein.
          7.6 The Employee represents and acknowledges that (a) he has been advised by K-Tron to consult his own legal counsel in respect of this Agreement and (b) he has had full opportunity to do so.
     8. Termination.
          8.1 Voluntary Resignation. The Employee may terminate the Employment Term effective upon not less than 90 days prior written notice to K-Tron. Should the Employee elect to terminate the Employment Term on this basis, neither K-Tron nor any other member of the K-Tron Group shall have any liability or obligation to the Employee hereunder after the date on which the Employment Term ends except for any earned but unpaid Base Salary and Car Allowance, unpaid bonus previously awarded by the K-Tron Board or any duly authorized committee thereof (an “Unpaid Awarded Bonus”), and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covers the Employee at the time of his termination. For purposes of this Agreement, a termination of the Employment Term for Good Reason under Section 8.6 below shall not constitute a termination under this Section 8.1.
          8.2 Partial or Total Disability. If in the good faith judgment of the K-Tron Board, based upon the advice of two disinterested physicians, the Employee is unable to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for six consecutive months, or for six months during any 12-month period, during which time K-Tron or the member of the K-Tron Group actually employing the Employee at the time of his disability shall continue to compensate the Employee hereunder (with such compensation to be reduced by the amount of any payments due the Employee for this time period under any applicable disability benefit programs, including Social Security disability, worker’s compensation and disability retirement benefits), the Employment Term may be terminated by K-Tron. In the event the Employee is terminated for disability, neither K-Tron nor any other member of the K-

Tron Group shall have any further liability or obligation to the Employee except for any earned but unpaid Base Salary and Car Allowance, Unpaid Awarded Bonus, and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covered the Employee at the termination date of the Employment Term. The Employee agrees, in the event of any dispute under this Section 8.2 and if requested by K-Tron, to submit to a physical examination by one or more licensed physicians selected by K-Tron, the cost of such examinations to be paid by K-Tron.
          8.3 Death. In the event that the Employee dies during the Employment Term, the member of the K-Tron Group actually employing the Employee at the time of his death shall pay to his executors, administrators or personal representatives, as appropriate, an amount equal to his then-annual Base Salary which he would otherwise have earned for the month in which he dies and for three months thereafter. Payment of such amount shall be made in a lump sum within 30 days after the Employee’s death. Thereafter, neither K-Tron nor any other member of the K-Tron Group shall have any further liability or obligation hereunder to the Employee’s executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through him, except for any earned but unpaid Base Salary and Car Allowance, Unpaid Awarded Bonus, and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covered the Employee at the time of his death.
          8.4 For Cause. The Employment Term may be terminated at any time by K-Tron, by action taken in good faith by the K-Tron Board, for “Cause.” For purposes of this Agreement, “Cause” shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement provided that the Employee has been given written notice of such failure and such failure has continued for 30 days thereafter, dishonesty, disloyalty, willful misconduct, conviction of a felony or other crime involving moral turpitude, misappropriation of funds, habitual insobriety, substance abuse, similar like cause, any action on the part of the Employee involving willful and deliberate malfeasance or gross negligence in the performance of his duties and responsibilities hereunder, any other action on the part of the Employee that is damaging or detrimental in a significant way to any member of the K-Tron Group or any willful violation by the Employee of a written directive from the K-Tron Board or K-Tron’s chief executive officer. Should the Employment Term terminate pursuant to this Section 8.4, neither K-Tron nor any other member of the K-Tron Group shall have any liability or obligation to the Employee after the date on which the Employment Term ends except for any earned but unpaid Base Salary and Car Allowance, Unpaid Awarded Bonus, and any benefits or payments (excluding any severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covered the Employee at the termination date of the Employment Term.
          8.5 Without Cause.
               (a) K-Tron, by action of the K-Tron Board, may terminate the Employee’s employment and the Employment Term at any time without Cause upon 30 days written notice to the Employee.

               (b) Upon termination by K-Tron without Cause, if the Employee executes and does not revoke a written Release (as defined below), the Employee shall be entitled to receive a lump sum payment equal to 100% of the Employee’s then-annual Base Salary and Car Allowance. The lump sum payment shall be made within 30 days after the effective date of the Employee’s termination of employment. Upon payment, neither K-Tron nor any other member of the K-Tron Group shall have any further liability or obligation to the Employee hereunder after the date of termination of the Employment Term except for any earned but unpaid Base Salary and Car Allowance, Unpaid Awarded Bonus, and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covered the Employee at the termination date of the Employment Term.
               (c) In order to receive the payment under subsection (b) above, the Employee must execute and not revoke a release, in a form acceptable to K-Tron, of any and all claims against the K-Tron Group and all related parties with respect to all matters arising out of the Employee’s employment by any member of the K-Tron Group and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of any member of the K-Tron Group under which the Employee has accrued and is due a benefit) (the “Release”).
          8.6 Good Reason.
               (a) The Employee may initiate a termination of the Employee’s employment and the Employment Term by resigning for Good Reason (as defined below) in accordance with this Section 8.6. Upon resignation by the Employee for Good Reason, if the Employee executes and does not revoke a written Release, the Employee shall be entitled to receive a lump sum payment equal to 100% of the Employee’s then-annual Base Salary and Car Allowance. The lump sum payment shall be made within 30 days after the effective date of the Employee’s termination of employment. Upon payment, neither K-Tron nor any other member of the K-Tron Group shall have any further liability or obligation to the Employee hereunder after the date of termination of the Employment Term except for any earned but unpaid Base Salary and Car Allowance, Unpaid Awarded Bonus, and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of any member of the K-Tron Group which covered the Employee at the termination date of the Employment Term.
               (b) For purposes of this Agreement, before a Change of Control (as defined below), “Good Reason” means any action or inaction that constitutes a material breach of this Agreement by K-Tron or any other member of the K-Tron Group actually employing the Employee at the time, including the failure of K-Tron or any other such member of the K-Tron Group to obtain from its successors the express assumption and agreement required under Section 15.3 hereof. For purposes of this Agreement, on and after a Change of Control, “Good Reason” means:
                    (i) A material diminution in the Employee’s Base Salary;

                    (ii) A material change in the geographic location at which the Employee must perform services (which, for purposes of this Agreement, means relocation of the Employee’s principal location of work to any location that is in excess of 50 miles from the location immediately prior to such relocation);
                    (iii) A material diminution in the Employee’s authority, duties or responsibilities; or
                    (iv) Any action or inaction that constitutes a material breach of this Agreement by K-Tron or any other member of the K-Tron Group actually employing the Employee at the time, including the failure of K-Tron or any other such member of the K-Tron Group to obtain from its successors the express assumption and agreement required under Section 15.3 hereof.
In order for the Employee to terminate employment for Good Reason, the Employee must provide written notice to K-Tron (or any successor thereto) specifying the event that constitutes Good Reason within 90 days of the initial occurrence of such event. K-Tron (or any successor thereto) shall have 30 days following the receipt of such notice in which to remedy such event. If K-Tron (or any successor thereto) does not remedy such event within such 30-day cure period, the Employee’s employment must terminate within 60 days after the end of the 30-day cure period in order for the termination to be on account of Good Reason.
               (c) For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:
                    (i) a liquidation or dissolution of K-Tron or the sale (excluding transfers to subsidiaries) of all or a substantial majority of the assets of K-Tron or the K-Tron Group occurs;
                    (ii) as a result of a tender offer, exchange offer, stock purchase (excluding a redemption approved by the K-Tron Board which is not in connection with any of the other events mentioned in this clause (ii)), other stock acquisition, merger, consolidation, recapitalization, reverse stock split, sale or transfer of assets or other transaction, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act) other than the Employee or a group which includes the Employee becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of K-Tron representing more than 15% of the common stock of K-Tron or the combined voting power of K-Tron’s then outstanding securities; or
                    (iii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the K-Tron Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by K-Tron’s shareholders, of at least two-thirds of the directors who were not directors at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or who, in connection with their election or nomination, received the foregoing two-thirds approval.

          8.7 Payment in Lieu of Health Coverage. Notwithstanding any other provision of this Agreement, in the event of the termination of the Employment Term by K-Tron without Cause under Section 8.5 hereof or by the Employee for Good Reason under Section 8.6 hereof, if the Employee executes and does not revoke a written Release, K-Tron shall pay the Employee a lump sum cash payment equal to the cost that would be incurred by the Employee to continue medical and other health care benefits for the period following the effective date of the Employee’s termination of employment through the first anniversary of the effective date of the Employee’s termination of employment, less the cost paid by active K-Tron employees for comparable coverage. The lump sum payment shall be paid within 30 days after the effective date of the Employee’s date of termination of employment. The cost of medical and other health care benefits shall be calculated pursuant to the cost sharing arrangement relating to medical and other health care benefits in effect between K-Tron and the Employee immediately before the effective date of the Employee’s termination of employment. K-Tron shall also pay to the Employee an amount equal to the estimated federal, state and local income and FICA taxes on the amount paid to the Employee under this Section 8.7, on the same payment date as the lump sum payment described above.
     9. Survival. Notwithstanding the termination of the Employment Term for any reason whatsoever, the obligations of the Employee under Sections 3, 4, 5 and 6 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief found in Section 7 hereof shall continue in force.
     10. Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent or other employment that the Employee may have or obtain.
     11. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Philadelphia, Pennsylvania in accordance with National Rules for the Resolution of Employee Disputes then in effect of the American Arbitration Association (the “AAA”) (or, if no such rules be in effect, then under the regular rules of the AAA), before a panel of three arbitrators, the first of whom shall be selected by K-Tron, the second of whom shall be selected by the Employee, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided by applicable statutory law), and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Employee prevails on any material issue which is the subject of such arbitration or lawsuit, K-Tron shall be responsible for all of the fees of the AAA and the arbitrators and any expenses relating to the conduct of the arbitration (including K-Tron’s and the Employee’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its or his own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the AAA and the arbitrators.
     12. Withholding. K-Tron or the member of the K-Tron Group employing the Employee may withhold from any payments under this Agreement all federal, state and local taxes as K-Tron or such member is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise specifically provided herein, the Employee shall bear all expense of and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
     13. Notices. All notices and other communications hereunder shall be in writing and deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):
If to K-Tron, to:
K-Tron International, Inc.
Routes 55 and 553
Pitman, NJ 08071
Attention: Chief Executive Officer
If to the Employee, to:
Kevin C. Bowen
103 Cromwell Drive
Mullica Hill, NJ 08062
or to such other name or address as any designated recipient shall specify by notice to the other designated recipient in the manner specified in this Section 13. Any communication delivered in another manner shall be deemed given when actually received by the intended recipient.
     14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey, without giving effect to any conflict of laws provisions.
     15. Contents of Agreement; Amendment and Assignment.
          15.1 This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior employment agreement between the parties (including without limitation, the Existing Agreement) and shall not be changed, modified or terminated except upon written amendment executed by a duly authorized officer of K-Tron and the Employee.
          15.2 Employee acknowledges that from time to time, K-Tron and other members of the K-Tron Group may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of K-Tron or other members of the K-Tron Group may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of any member of the K-Tron Group (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.
          15.3 All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. K-Tron shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of K-Tron, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that K-Tron would be required to perform if no such succession had taken place.
     16. Severability. If any provision of this Agreement or the application thereof to anyone or any circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.
     17. Remedies Cumulative; No Waiver. Except as expressly stated herein, no remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its or his sole discretion.
     18. Beneficiaries/References. The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Employee’s death by giving K-Tron written notice thereof. In the event of the Employee’s death or a judicial determination of the Employee’s incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee’s beneficiary, estate or other legal representative.
     19. Miscellaneous. The masculine pronoun whenever used shall include the feminine and the singular shall be construed as the plural, where applicable. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which shall be an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     20. Section 409A.
          20.1 Section 409A Compliance. This Agreement is intended to comply with the requirements of the “short-term deferral” exemption from section 409A of the Code or another exemption and shall in all respects be administered in accordance with section 409A or an exemption. Notwithstanding anything in this Agreement to the contrary, all payments upon termination of employment under this Agreement may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
          20.2 Payment Delay. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code and if the Employee is a “specified employee” of a publicly-traded corporation as determined under section 409A at the time of the Employee’s separation from service, any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after the Employee’s separation from service with K-Tron or a member of the K-Tron Group (or a successor thereto), as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of the Employee’s estate within 60 days after the date of his death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the annualized rate of 6%.
          IN WITNESS WHEREOF, K-Tron and the Employee have executed this Agreement as of the date first above written.

[Corporate Seal]	K-TRON INTERNATIONAL, INC.
Attest:

/s/ Mary E. Vaccara	By:	/s/ Edward B. Cloues, II

Mary E. Vaccara		Edward B. Cloues, II
As its Secretary		As its Chairman and
Chief Executive Officer

EMPLOYEE

/s/ Robert E. Wisniewski	/s/ Kevin C. Bowen

Witness	Kevin C. Bowen

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